Herzfeld Credit Income Fund, Inc. SC TO-I

Exhibit (d)(1)

AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT

THOMAS J. HERZFELD ADVISORS, INC.

AND

THE HERZFELD CREDIT INCOME FUND, INC.

June 24, 2025

WITNESSETH:

WHEREAS, Thomas J. Herzfeld Advisors, Inc. (the “Adviser”) was appointed as investment advisor to The Herzfeld Caribbean Basin Fund, Inc. (the “Fund”), a corporation organized under the laws of the State of Maryland, pursuant to an Investment Advisory Agreement dated September 10, 1993 (the “Original Advisory Agreement”);

WHEREAS, the Fund intends, subject to shareholder approval, to change its name to The Herzfeld Credit Income Fund, Inc.;

WHEREAS, the Fund intends, subject to shareholder approval, to change its primary investment objective pursuant to which the Fund will seek to generate current income, with a secondary objective to generate capital appreciation; and will seek to achieve its investment objectives by investing primarily in equity and junior debt tranches of collateralized loan obligations, or “CLOs,” that are collateralized by a portfolio consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors, all as approved by the Fund’s Board of Directors on February 27, 2025;

WHEREAS, the Fund is an management company of the closed-end type, registered as such with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser is engaged in rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Fund and the Adviser desire to enter into this Amended and Restated Investment Advisory Agreement (the “Restated Agreement”) to set forth the revised terms and conditions for the provision by the Adviser of investment advisory services to the Fund.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

ARTICLE I
APPOINTMENT

1.1.                Appointment. The Fund hereby appoints the Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Restated Agreement. The Adviser hereby accepts such appointment and agrees to provide the advisory services herein described, for the compensation herein provided.

1.2.                Effective Date. The effective date of this Restated Agreement (the “Effective Date”) shall be the date upon which the Agreement is approved by the shareholders of the Fund as required by the 1940 Act.

ARTICLE II
SERVICES OF THE ADVISER

2.1.                Advisory Duties of the Adviser. Subject to the supervision of the board of directors of the Fund (the “Board of Directors”), the Adviser shall act as the investment adviser to the Fund and shall manage the investment and reinvestment of the assets of the Fund (a) in accordance with the investment objective, policies and restrictions then in effect and as may be set forth in the Fund’s Registration Statement under the 1940 Act filed with the U.S. Securities and Exchange Commission (the “Registration Statement”), as the same may be amended from time to time, (b) in accordance with the 1940 Act, the Advisers Act and all other applicable federal and state law, and (c) in accordance with the Fund’s Certificate of Incorporation and Bylaws.

2.2.                Specific Duties. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Restated Agreement, (i) determine the composition of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Fund (including performing due diligence on prospective investments); (iii) execute, close, service and monitor the Fund’s investments; (iv) determine the securities and other assets that the Fund will purchase, retain or sell; and (v) provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds.

2.3.                Borrowing. In the event that the Fund determines to acquire debt financing or to refinance existing debt financing, the Adviser shall arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the Board of Directors.

2.4.                Special Purpose Vehicles. If it is necessary or convenient for the Adviser to make investments on behalf of the Fund through a subsidiary or special purpose vehicle or otherwise form such subsidiary or special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such subsidiary or special purpose vehicle, and to make such investments through such subsidiary or special purpose vehicle, in accordance with the 1940 Act.

2.5.                Authority. The Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placement of orders for other purchase or sale transactions on behalf of the Fund, subject to the oversight of the Board of Directors.

2.6.                Subadvisors. Subject to the prior approval of a majority of the members of the Board of Directors, including a majority of the Board of Directors who are not “interested persons” and, to the extent required by applicable law, by the stockholders of the Fund, the Adviser may, through a subadvisory agreement or other arrangement, delegate to a subadvisor any of the duties enumerated in this Restated Agreement, including the management of all or a portion of the assets being managed hereby; Subject to the prior approval of a majority of the members of the Board of Directors, including a majority of the Board of Directors who are not “interested persons” and, to the extent required by applicable law, by the stockholders of the Fund, the Adviser may adjust such duties, the portion of assets being managed, and the feeds to be paid by the Adviser. provided that, in each case, the Adviser shall continue to oversee the services provided by such Fund or employees and any such delegation shall not relieve the Adviser of any of its obligations hereunder

2.7.                Books and Records. The Adviser agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act or such longer period as the Fund may direct, all records relating to the services rendered by the Adviser under this Restated Agreement and the Fund’s investments made by the Adviser as are required by Section 31 or otherwise under the 1940 Act, and rules and regulations thereunder, and by other applicable legal provisions, including without limitation the Advisers Act, the Exchange Act, the Commodities Exchange Act, and the respective rules and regulations thereunder, and the Fund’s compliance policies and procedures as then in effect, and to preserve such records for the periods and in the manner required by the 1940 Act, the rules thereunder, and the Fund’s compliance policies and procedures. In compliance with the requirements of Rule 31a-3 under the 1940 Act, any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Adviser on behalf of the Fund are the property of the Fund and shall be surrendered promptly to the Fund on request.

2.8.                Brokerage Commissions. It is the Adviser’s policy to seek the best execution of securities transactions at the most favorable price in light of the overall quality of brokerage and research services provided. In furtherance of the foregoing, the Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission or other compensation for effecting a securities transaction in excess of the amount of commission or other compensation another member of such exchange, broker or dealer would have charged for effecting such transaction if the Adviser determines, in good faith and taking into account such factors as price (including the applicable brokerage commission or dealer spread), the nature of the security being traded, the size and timing of the transaction, the activity existing and expected in the market for the particular security, the likelihood of price improvement, the speed of execution, and the ability to minimize market impact, that the amount of such commission or other compensation is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and constitutes the best net result for the Fund.

2.9.                Proxy Voting. The Adviser shall be responsible for voting any proxies solicited by an issuer of securities held by the Fund in the best interest of the Fund and in accordance with the Adviser’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Fund has been provided with a copy of the Adviser’s proxy voting policies and procedures and has been informed as to how it can obtain further information from the Adviser regarding proxy voting activities undertaken on behalf of the Fund. The Adviser shall be responsible for reporting the Fund’s proxy voting activities, as required, through periodic filings on Form N-PX or as otherwise required.

2.10.             Advisory Services Not Exclusive. The Adviser’s services to the Fund pursuant to this Restated Agreement are not exclusive, and it is understood that the Adviser may provide investment advice, management and services to other persons (including other investment companies) and engage in other activities, so long as its services under this Restated Agreement are not impaired by such other activities. It is understood and agreed that officers or directors of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, trustees or directors of any other firm, trust or corporation, including other investment companies. Whenever the Fund and one or more other client accounts advised by the Adviser have available funds for investment or securities to be sold, and the responsibility for the management of all of the assets of the Fund has not been delegated to a subadvisor, purchases and sales of suitable and appropriate investments for each client account shall be allocated among eligible client accounts on a basis that over time is fair and equitable, taking into account relevant facts and circumstances.

ARTICLE III
EXPENSES

3.1.                Expenses Borne by Adviser. The Adviser shall bear the expenses associated with all investment professionals of the Adviser and its staff, and the compensation and routine overhead expenses of such personnel allocable to such services.

3.2.                Expenses Borne by the Fund. The Fund shall bear all other costs and expenses of its operations and transactions, including, without limitation, those relating to: (a) the Fund’s reorganizational costs; (b) any offering costs incurred in connection with any offerings of the Fund’s common stock and other securities; (c) calculating the Fund’s net asset value (including the costs and expenses of any independent valuation firm or pricing service); (d) interest payable on debt, if any, incurred to finance the Fund’s investments; (e) fees and expenses, including legal fees and expenses and travel expenses, incurred by the Adviser or members of its investment team, or payable to third parties, in performing due diligence on prospective investments, monitoring the Fund’s investments and, if necessary, enforcing the Fund’s rights; (f) amounts payable to third parties relating to, or associated with, evaluating, making and disposing of investments, including any costs associated with subscriptions to data service, research-related subscriptions and expenses and quotation equipment and services used in making or holding investments and the costs of specialty and custom software for monitoring risk, compliance and overall portfolio; (g) brokerage fees and commissions; (h) federal and state registration fees; (i) exchange listing fees; (j) federal, state and local taxes; (k) costs of offerings or repurchases of the Fund’s securities; (l) the Base Management Fee and the Incentive Fee (as defined below); (m) distributions on securities issued by the Fund, as applicable; (n) administration fees payable to the Fund’s administrator, including any administrator affiliated with the Adviser or any sub-administrator (collectively, the “Administrator”) under any administration agreement with such Administrator (as the same may be amended or restated from time to time, the “Administration Agreement”) and any related expenses; (o) transfer agent, fund accounting agent and custody fees and expenses; (p) independent director fees and expenses; (q) the costs of any reports, proxy statements or other notices to the Fund’s securityholders, including printing costs and the costs of any investor relations personnel responsible for the preparation of the foregoing and related matters; (r) costs of holding meetings of the Fund’s securityholders; (s) litigation, indemnification and other non-recurring or extraordinary expenses; (t) fees and expenses associated investor relations efforts; (u) dues, fees and charges of any trade association of which the Fund is a member; (v) direct costs and expenses of administration and operation, including printing, mailing, telecommunications and staff, including fees payable in connection with outsourced administration functions; (w) fees and expenses associated with independent audits and outside legal costs; (x) the Fund’s fidelity bond; (y) directors and officers/errors and omissions liability insurance, and any other insurance premiums; (z) costs associated with the Fund’s registration, reporting and compliance obligations under the 1940 Act and applicable U.S. federal and state securities laws, including compliance and attestation costs and costs of filing reports or other documents with the SEC (or other regulatory bodies), and other reporting and compliance costs, including registration and listing fees; and (aa) all other expenses reasonably incurred by the Fund or the Administrator in connection with administering the Fund’s business or incurred by the Adviser on the Fund’s behalf, such as the allocable portion of overhead and other expenses incurred by any affiliated Administrator in performing its obligations under the Administration Agreement, including rent, the fees and expenses associated with performing compliance functions, and the Fund’s allocable portion of the costs of compensation and related expenses of the Fund’s chief compliance officer, chief financial officer, chief operating officer and their respective support staff.

ARTICLE IV
COMPENSATION

4.1.                Compensation Components. As of the Effective Date of this Restated Agreement, the Fund agrees to pay and the Adviser agrees to accept as compensation for the investment advisory and management services provided by the Adviser hereunder, a fee consisting of two components: (1) a base management fee (the “Base Management Fee”), and (2) an incentive fee (the “Incentive Fee”), each as hereinafter set forth. The Fund shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect to defer or waive all or a portion of its fees hereunder for any period of time.

4.2.                Base Management Fee. The Base Management Fee shall be calculated and payable quarterly in arrears at an annual rate equal to 1.25% of the Fund’s Managed Assets. “Managed Assets” means the gross assets of the Fund, less its liabilities incurred for purposes other than investment (i.e., borrowings for investment purposes, whether via a borrowing facility or the issuance of senior securities, are included in Managed Assets). The Base Management Fee shall be calculated based on the Managed Assets at the end of the most recently completed calendar quarter. In addition, the Base Management Fee for any partial quarter shall be appropriately pro-rated (based on the number of days actually elapsed at the end of such partial quarter relative to the total number of days in such calendar quarter).

4.3.                Incentive Fee. The Incentive Fee consists of two parts, as follows:

(a)               One part shall be calculated and payable quarterly in arrears based on the Pre-Incentive Fee Net Investment Income of the Fund for the immediately preceding calendar quarter. For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from an investment) accrued during the calendar quarter, minus the Fund’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement (if in effect) and any interest expense and/or dividends paid on any issued and outstanding debt or senior securities, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments payment-in-kind interest and zero coupon securities), accrued income that the Fund has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized or unrealized capital gains or realized or unrealized losses or any unrealized capital appreciation or depreciation.

(b)               Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Fund’s Net Assets at the end of the immediately preceding calendar quarter, shall be compared to a “hurdle rate” of 2.25% per quarter. “Net Assets” as used herein solely for purposes of the Incentive Fee means the Fund’s gross assets less consolidated indebtedness, determined in accordance with generally accepted accounting principles in the United States.

(c)               The Fund’s net investment income used to calculate this part of the Incentive Fee is also included in the amount of its gross assets used to calculate the 1.25% Base Management Fee.

(d)               The Fund shall pay the Adviser an Incentive Fee with respect to the Fund’s Pre-Incentive Fee Net Investment Income in each calendar quarter as follows:

(i)                no Incentive Fee in any calendar quarter in which the Fund’s Pre-Incentive Fee Net Investment Income does not exceed 2.25%;

(ii)              100% of the Fund’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate of 2.25% but is less than 2.5% in any calendar quarter; and

(iii)             10% of the amount of the Fund’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.5% in any calendar quarter.

(e)               The portion of such Incentive Fee that is attributable to deferred interest (such as payment-in-kind interest or original issue discount) will be paid to the Adviser, without interest, only if and to the extent the Fund actually receives such deferred interest in cash, and any accrual thereof will be reversed if and to the extent such interest is reversed in connection with any write-off or similar treatment of the investment giving rise to any deferred interest accrual.

(f)               These calculations will be appropriately pro-rated for any period of less than three months and appropriately adjusted for any share issuances or repurchases during the current quarter.

4.4.                Transaction Fees. Any transaction, loan origination, advisory or similar fees (“Transaction Fees”) received in connection with the Fund’s activities or the Adviser’s activities as they relate to the Fund shall be the property of the Fund. The parties agree that any Transaction Fees paid to the members, managers, partners or employees of the Fund, the Adviser or their respective affiliates in connection with the Company’s activities or the Adviser’s activities as they relate to the Fund shall be promptly remitted to the Fund; provided, however, Transaction Fees received in respect of an investment opportunity in which the Fund and one or more entities (including affiliates of the Adviser) participate shall be allocated to the Fund in proportion to its respective investment or proposed investment in such investment opportunity.

ARTICLE V
LIMITATION OF LIABILITY; INDEMNIFICATION

5.1.                Limitation of Liability. To the full extent permitted by applicable law, the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with any such person or entity or with the Adviser) shall not be liable to the Fund for any action taken or omitted to be taken by the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with any such person or entity or with the Adviser) in connection with the performance of any of its duties or obligations under this Restated Agreement or otherwise as an investment adviser of the Fund, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, to the extent applicable.

5.2.                Indemnity. The Fund shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with any such person or entity or with the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Restated Agreement or otherwise as an investment adviser of the Fund.

5.3.                Standard of Conduct. Notwithstanding anything to the contrary in this Article V to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Restated Agreement (as the same shall be determined in accordance with the 1940 Act and the Advisers Act and any interpretations or guidance by the SEC or its staff thereunder). Nothing in this Restated Agreement shall in any way constitute a waiver or limitation by the Fund of any rights or remedies which may not be so limited or waived in accordance with applicable law.

ARTICLE VI
MISCELLANEOUS

6.1.                Covenants of the Adviser. The Adviser hereby covenants that it is registered as an investment adviser under the Advisers Act. The Adviser hereby agrees that its activities shall at all times comply in all material respects with all applicable federal and state laws governing its operations and investments.

6.2.                Adviser Personnel. The Adviser shall authorize and permit any of its directors, officers and employees who may be elected or appointed as directors or officers of the Fund to serve in the capacities in which they are elected or appointed. Services to be furnished by the Adviser under this Restated Agreement may be furnished through the medium of any of such directors, officers or employees. The Adviser shall make its directors, officers and employees available to attend meetings of the Board of Directors as may be reasonably requested by the Board of Directors from time to time. The Adviser shall prepare and provide such reports on the Fund and its operations as may be reasonably requested by the Board of Directors from time to time.

6.3.                Independent Contractor. Except as otherwise provided herein or authorized by the Board of Directors from time to time, the Adviser shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

6.4.                Name. The Fund agrees that the Fund (to the extent that it lawfully can) shall cease to use the name “Herzfeld” in its name upon such date as the Adviser ceases to act as the investment adviser to the Fund. The Fund hereby acknowledges that the Adviser may at any time permit others to use the word “Herzfeld” for any purpose.

6.5.                Effectiveness, Duration and Termination. This Restated Agreement shall become effective as of the first date above written. This Restated Agreement shall remain in effect until the second anniversary of the Effective Date, and thereafter shall continue automatically for successive annual periods; provided that such continuance is specifically approved at least annually by (a) the vote of the Board of Directors or (b) the vote of a majority of the outstanding voting securities of the Fund (as defined in Section 2(a)(42) of the 1940 Act), provided that in either event the continuance is also approved by a majority of the Board of Directors who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any party of the Restated Agreement, by vote cast in accordance with the requirements of the 1940 Act. This Restated Agreement may be terminated at any time, without the payment of any penalty, by (a) (i) the Board of Directors or (ii) a vote of a majority of the outstanding voting securities of the Fund (as defined in Section 2(a)(42) of the 1940 Act), in each case upon not less than 45 days’ written notice or (b) the Adviser upon not less than 90 days’ written notice.

6.6.                Survival. Notwithstanding the termination of this Restated Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Article IV through the date of termination, and Article V shall continue in force and effect and apply to the Indemnified Parties as and to the extent applicable.

6.7.                No Assignment. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

6.8.                Amendment. This Restated Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in accordance with the 1940 Act, including, if applicable, pursuant to a vote of the Board of Directors, the vote of a majority of the outstanding securities of the Fund (as defined in Section 2(a)(42) of the 1940 Act), or the vote of a majority of the Fund’s directors who are not parties to this Restated Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party.

6.9.                Notice. Any notice or other communication required to be given pursuant to this Restated Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

6.10.             Entire Agreement; Governing Law. This Restated Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof, including specifically the Original Agreement. This Restated Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Restated Agreement to be duly executed as of the Effective Date.

THOMAS J. HERZFELD ADVISORS, INC.

By:
Name:	Erik M. Herzfeld
Title:	President

THE HERZFELD CREDIT INCOME FUND, INC.

By:
Name:	Cecilia Gondor
Title:	Chairperson, Board of Directors

[signature page to A&R Investment Advisory Agreement]

ANNEX A

EXAMPLES OF INCENTIVE FEE CALCULATION

Incentive Fee Calculations based upon investment income earned (*).

Alternative 1 – Assumptions

●	Investment income (including interest, dividends, fees, etc.) – 1.25%

●	Hurdle Rate[1] = 2.25%

●	Management Fee[2] = 0.3125%

●	Other expenses (legal, accounting, custodian, transfer agent, etc.)[3] = 0.20%.

●	Pre-incentive fee net investment income (investment income – (management fee + other expenses)) = 0.7375%.

Result: Pre-incentive net investment income does not exceed hurdle rate, therefore there is no incentive fee.

Alternative 2 - Assumptions

●	Investment income (including interest, dividends, fees, etc.) = 3.0%.

●	Hurdle rate = 2.25%.

●	Management fee = 0.3125%.

●	Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.20%.

●	Pre-incentive fee net investment income (investment income – (management fee + other expenses)) = 2.485%.

Result: The Adviser is entitled to the Incentive fee catch-up = 100%*(2.485-2.25) = 0.235%4

Alternative 3 -Assumptions

●	Investment income (including interest, dividends, fees, etc.) = 6.00%.

●	Hurdle rate= 2.25%.

●	Management fee= 0.3125%.

●	Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.20%.

●	Pre-incentive fee net investment income

●	(investment income – (management fee + other expenses)) = 5.4875%.

●	Incentive fee catch up = 100%*(2.5-2.25) = 0.25%

1 Represents 9% annualized hurdle rate

2 Represents 1.25% annualized management fee using leverage up to 1.0x debt to equity

3 Excludes organizational and offering expenses

4 The “catch-up” provision, as described in Section 4.2(2) above is intended to provide the Adviser with an incentive fee of 10% on all of the Fund’s Pre-Incentive Fee net investment income as if a hurdle rate did not apply when the Fund’s net investment income exceeds 2.25% in any calendar quarter. The “catch-up” portion of our pre-incentive fee net investment income is the portion that exceeds the 2.25% hurdle rate but is less than or equal to 2.5% in any calendar quarter.

Result: The Adviser is entitled to a Total Incentive fee = (100% × “catch-up”+ (10% × (6.0% – 2.5%))= 0.25+(10% x 3.5%) = 0.25+0.35=0.60%

Notes:

*The hypothetical amount of Pre-Incentive Fee net investment income shown is expressed as a rate of return of the Fund’s total Net Assets